Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Lazydays Holdings, Inc. on Form S-3 (File No. 333-224063 and File No. 333-231975), Form S-8 (File No. 333-227155, File No. 333-231973 and File No. 333-231974) and Form S-4 (File No. 333-227156) of our report dated March 20,2020 with respect to our audits of the consolidated financial statements of Lazydays Holdings, Inc. and Subsidiaries as of December 31, 2019 and December 31, 2018, for the year ended December 31, 2019 (Successor), for the period from March 15, 2018 to December 31, 2018 (Successor) and for the period from January 1, 2018 to March 14, 2018 (Predecessor), which report is included in this Annual Report on Form 10-K of Lazydays Holdings, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

Melville, NY

March 20, 2020